Exhibit 99.1

Verisk Analytics, Inc., Reports Second-Quarter 2012 Financial

Results

Delivers 14.0% Revenue Growth and 14.6% Diluted Adjusted EPS Growth

JERSEY CITY, N.J., July 31, 2012 — Verisk Analytics, Inc. (Nasdaq:VRSK), a leading source of information about risk, today announced results for the fiscal quarter ended June 30, 2012:

Financial Highlights

See Tables 4 and 5 for a reconciliation of non-GAAP financial measures to the relevant GAAP measures.

•

Diluted GAAP earnings per share (diluted GAAP EPS) were $0.43 for second-quarter 2012. Diluted adjusted earnings per share (diluted adjusted EPS) were $0.47 for second-quarter 2012, an increase of 14.6% versus the same period in 2011.

•

Total revenue increased 14.0%, and excluding the impact of recent acquisitions, revenue grew 6.4% for second-quarter 2012. Revenue growth in the second quarter was driven by a 22.6% increase in Decision Analytics revenue, with additional contribution from the 2.6% growth in Risk Assessment revenue. Risk Assessment revenue growth excluding the reclassification of $3.2 million of revenue to Decision Analytics in second-quarter 2012 was 4.9%.

•	EBITDA increased 14.0% to $163.8 million for second-quarter 2012, with an EBITDA margin of 43.9%.

•	Net income was $73.3 million for second-quarter 2012 and adjusted net income was $80.6 million, an increase of 11.8% and 13.7%, respectively, versus the comparable period in 2011.

•

In second-quarter 2012, the company repurchased a total of $68.1 million of its common stock under its existing repurchase program. As of June 30, 2012, the company had $199.7 million remaining under its share repurchase authorization.

Frank J. Coyne, chairman and chief executive officer, said, “Our second-quarter results were solid and continued to demonstrate progress toward our goals. We are pleased with the continued strong performance of our healthcare assets, including the contributions from our newest addition to the Verisk Health family, MediConnect.”

“Our insurance assets continue to perform well despite lighter storm activity, and we are pleased with our level of dialogue with customers around new and existing solutions, including in the underwriting division. As expected, the macro environment for mortgage continues to be a challenge, but I remain reassured by the quality of our tools and depth of our relationships with financial institutions,” concluded Coyne.

Summary of Results for Second-Quarter 2012

Table 1

	Three Months Ended June 30,		Change %	Year-to-Date June 30,		Change %
	2012	2011		2012	2011
	(in thousands, except per share amounts)			(in thousands, except per share amounts)
Revenues	$373,226	$327,280	14.0%	$719,727	$640,149	12.4%
EBITDA	$163,805	$143,665	14.0%	$323,432	$283,094	14.2%
Net income	$73,331	$65,577	11.8%	$147,932	$131,453	12.5%
Adjusted net income	$80,643	$70,903	13.7%	$160,396	$141,852	13.1%
Diluted GAAP EPS	$0.43	$0.38	13.2%	$0.86	$0.75	14.7%
Diluted adjusted EPS	$0.47	$0.41	14.6%	$0.93	$0.81	14.8%

Revenue

Revenue grew 14.0% for the quarter ended June 30, 2012. Excluding the effect of recent acquisitions (Bloodhound Technologies, Health Risk Partners, and MediConnect), revenue grew 6.4%. Overall revenue growth was the result of continued double-digit growth in Decision Analytics and single-digit growth in Risk Assessment. For second-quarter 2012, Decision Analytics revenue represented approximately 61% of total revenue.

Table 2A

	Three Months Ended June 30,		Change %	Year-to-Date June 30,		Change %
	2012	2011		2012	2011
	(in thousands)			(in thousands)
Decision Analytics revenues by category:
Insurance	$122,210	$112,334	8.8%	$238,546	$217,634	9.6%
Mortgage and financial services	35,299	35,643	(1.0%)	69,574	68,339	1.8%
Healthcare	50,381	19,322	160.7%	80,829	34,939	131.3%
Specialized markets	21,147	19,451	8.7%	41,620	38,164	9.1%

Total Decision Analytics	$229,037	$186,750	22.6%	$430,569	$359,076	19.9%

Within the Decision Analytics segment, revenue grew 22.6% for second-quarter 2012, and organic growth was 7.6% excluding acquisitions and the reclassification of property-specific revenue to Decision Analytics beginning in first-quarter 2012. Growth in the quarter was driven by strong increases in healthcare and good contributions from insurance-facing and specialized markets revenue categories and partially offset by lower revenue growth in the mortgage and financial services category.

Within the insurance vertical, revenue growth was 8.8% for the second quarter of 2012, driven by strong double-digit growth in catastrophe modeling solutions and continued growth in loss quantification and fraud solutions. Catastrophe modeling benefited from new and expanded use of models as well as increases in catastrophe bond structuring services and capital market solutions. Loss quantification solutions experienced strong growth for subscription revenue but experienced more moderate growth for transactional revenues because of decreased storm activity in second-quarter 2012 versus the same period in 2011. Our insurance fraud claims solutions also continued satisfactory revenue growth, driven by annual invoice increases for certain solutions.

In the mortgage and financial services vertical, revenue decreased 1.0% in second-quarter 2012 and, after adjusting for the 2012 transition of appraisal tool revenue into the mortgage category from Risk Assessment, declined 9.9%. The decline in revenue reflected continued lower volumes in forensic audit solutions for certain customers, which were not offset by growth from new customers. Underwriting solutions revenue growth continued to outpace the underlying origination market in the quarter.

In the healthcare vertical, revenue in the second quarter grew 160.7%, with organic growth of 36.7%, driven by double-digit growth for both payment accuracy fraud solutions and enterprise analytics. Total revenue growth included the 2011 acquisitions of Bloodhound Technologies and Health Risk Partners and the 2012 acquisition of MediConnect. Double-digit organic growth reflected continued customer implementations and new customer sales.

In the specialized markets category, revenue grew 8.7% in second-quarter 2012, driven by growth in both environmental health and safety solutions and weather and climate analytics.

Table 2B

	Three Months Ended June 30,		Change %	Year-to-Date June 30,		Change %
	2012	2011		2012	2011
	(in thousands)			(in thousands)
Risk Assessment revenues by category:
Industry-standard insurance programs	$98,010	$92,389	6.1%	$197,144	$185,246	6.4%
Property-specific rating and underwriting information	32,459	35,017	(7.3%)	65,016	69,514	(6.5%)
Statistical agency and data services	8,130	7,633	6.5%	15,854	15,375	3.1%
Actuarial services	5,590	5,491	1.8%	11,144	10,938	1.9%

Total Risk Assessment	$144,189	$140,530	2.6%	$289,158	$281,073	2.9%

Within the Risk Assessment segment, revenue grew 2.6% for the quarter and 4.9% excluding the reclassification of property-specific revenue to Decision Analytics as discussed previously. The overall increase within the segment was due principally to 6.1% revenue growth in industry-standard insurance programs resulting primarily from growth in 2012 invoices effective from January 1 as well as continued strong performance from premium leakage solutions.

Property-specific rating and underwriting information revenue declined 7.3%, including the reclassification of $3.2 million of revenue in second-quarter 2012 from the property-specific revenue category into the mortgage and financial services revenue category of Decision Analytics. Excluding the impact of this reclassification, property-specific rating and underwriting information revenue grew 1.8%, as new sales and higher volumes from certain customers, as well as growth in appraisal tools, offset lower volumes from others. Statistical agency and data services increased 6.5% in the second quarter, and actuarial services were up 1.8%.

Cost of Revenue

Cost of revenue increased 12.1% in second-quarter 2012 and 2.4% excluding acquisitions. The increase relates primarily to 2012 annual compensation increase, which was partially offset by reduced pension costs related to the freeze of the pension plan in 2012 and increased headcount in Decision Analytics in support of the growth of our business. Cost of revenue decreased 7.6% for Risk Assessment and increased 23.9% for Decision Analytics (8.4% excluding recent acquisitions) in second-quarter 2012.

Selling, General, and Administrative

Selling, general, and administrative expense, or SG&A, increased 11.7% in second-quarter 2012 and 5.7% excluding recent acquisitions. The increase relates primarily to 2012 annual compensation increase, which was partially offset by reduced pension costs related to the pension plan freeze and increased headcount in Decision Analytics in support of the growth of our business. SG&A decreased 1.9% for Risk Assessment. SG&A grew 21.5% for Decision Analytics and 11.3% excluding recent acquisitions.

EBITDA

For second-quarter 2012, consolidated EBITDA grew 14.0% to $163.8 million, with a consolidated EBITDA margin of 43.9%. Excluding the impact of acquisitions, the margin in second-quarter 2012 would have been 44.9%.

Table 3

	Three Months Ended June 30,		Change %	Year-to-Date June 30,		Change %
	2012	2011		2012	2011
	(in thousands)			(in thousands)
EBITDA:
Decision Analytics	$87,706	$75,418	16.3%	$166,963	$140,316	19.0%
EBITDA margin	38.3%	40.4%		38.8%	39.1%
Risk Assessment	$76,099	$68,247	11.5%	$156,469	$142,778	9.6%
EBITDA margin	52.8%	48.6%		54.1%	50.8%
Total EBITDA	$163,805	$143,665	14.0%	$323,432	$283,094	14.2%
EBITDA margin	43.9%	43.9%		44.9%	44.2%

Risk Assessment EBITDA grew 11.5% and Decision Analytics EBITDA grew 16.3% in second-quarter 2012 versus the previous year, as shown in Table 3.

The second-quarter 2012 EBITDA margin in Risk Assessment increased to 52.8% from 48.6% in second-quarter 2011 because revenue outpaced our primary costs, which were personnel-related.

The second-quarter 2012 EBITDA margin for Decision Analytics decreased to 38.3% from 40.4% in second-quarter 2011 because of the absence of the benefit from the earnout liability reduction that occurred in second-quarter 2011 and the impact of acquisitions, which lowered margin by 1.1%. Excluding the benefit of a reduction in the earnout liability in second-quarter 2011, the EBITDA margin for Decision Analytics in that period was 38.6%.

Net Income and Adjusted Net Income

Net income increased 11.8% in second-quarter 2012, driven by growth in the business, which was partially offset by increased borrowing costs associated with higher debt levels due to acquisitions. Adjusted net income grew 13.7% for second-quarter 2012. The table below sets forth a reconciliation of net income to adjusted net income and adjusted EPS based on historical results:

Table 4

	Three Months Ended June 30,		Change %	Year-to-Date June 30,		Change %
	2012	2011		2012	2011
	(in thousands, except per share amounts)
Net Income	$73,331	$65,577	11.8%	$147,932	$131,453	12.5%
plus: Amortization of intangibles	12,187	8,877		20,774	17,332
less: Income tax effect on amortization of intangibles	(4,875)	(3,551)		(8,310)	(6,933)

Adjusted net income	$80,643	$70,903	13.7%	$160,396	$141,852	13.1%

Basic adjusted EPS	$0.49	$0.42	16.7%	$0.97	$0.84	15.5%

Diluted adjusted EPS	$0.47	$0.41	14.6%	$0.93	$0.81	14.8%

Weighted average shares outstanding
Basic	165,946,009	166,960,806		165,391,500	167,995,517

Diluted	171,901,349	174,634,046		171,626,084	175,799,120

Net Cash Provided by Operating Activities and Capital Expenditures

Net cash provided by operating activities was $187.4 million and increased $0.3 million, or 0.2%, for the six-month period ended June 30, 2012, compared with the same period in 2011. This change was the result of a $51.9 million increase caused by the improved profitability of the business and a $17 million decrease in taxes paid primarily related to the pension funding discussed below, and a $24.9 million decrease in working capital, offset by an $8.6 million increase in interest paid due to higher debt balances and the semiannual timing of certain bond interest payments, and an $81.1 million increase in pension and post-retirement funding primarily due to the voluntary $72 million contribution to our pension completed in April 2012.

Capital expenditures were $38.0 million in the six months ended June 30, 2012, an increase of $3.6 million over the same period in 2011. Capital expenditures were 5.3% of revenue in the six months ended June 30, 2012. Net cash provided by operating activities less capital expenditures represented 46.2% of EBITDA in the first six months of 2012. The conversion rate was reduced by the voluntary pension funding of $72 million.

Share Repurchases

The company continued to balance its internal investment and acquisition initiatives with share repurchases. In second-quarter 2012, the company repurchased shares for a total cost of $68.1 million at an average price of $47.51. At June 30, 2012, the company had $199.7 million remaining under its share repurchase authorization.

Conference Call

Verisk’s management team will host a live audio webcast on Wednesday, August 1, 2012, at 8:30 a.m. Eastern time (5:30 a.m. Pacific time) to discuss the financial results and business highlights. All interested parties are invited to listen to the live event via webcast on the Verisk investor website at http://investor.verisk.com. The discussion is also available through dial-in number 1-877-755-3792 for U.S./Canada participants or 706-758-8912 for international participants.

A replay of the webcast will be available on the Verisk investor website for 30 days and also through the conference call number 1-855-859-2056 for U.S./Canada participants or 404-537-3406 for international participants using Conference ID #96825148.

About Verisk Analytics

Verisk Analytics (Nasdaq:VRSK) is a leading provider of information about risk to professionals in insurance, healthcare, mortgage, government, supply chain, and risk management. Using advanced technologies to collect and analyze billions of records, Verisk Analytics draws on vast industry expertise and unique proprietary data sets to provide predictive analytics and decision support solutions in fraud prevention, actuarial science, insurance coverages, fire protection, catastrophe and weather risk, data management, and many other fields. In the United States and around the world, Verisk Analytics helps customers protect people, property, and financial assets. For more information, visit www.verisk.com.

Forward-Looking Statements

This release contains forward-looking statements. These statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “target,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of these terms or other comparable terminology. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and other factors that are, in some cases, beyond our control and that could materially affect actual results, levels of activity, performance, or achievements.

Other factors that could materially affect actual results, levels of activity, performance, or achievements can be found in Verisk’s quarterly reports on Form 10-Q, annual reports on Form 10-K, and current reports on Form 8-K filed with the Securities and Exchange Commission. If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what we projected. Any forward-looking statement in this release reflects our current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to our operations, results of operations, growth strategy, and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise.

Notes Regarding the Use of Non-GAAP Financial Measures

The company has provided certain non-GAAP financial information as supplemental information regarding its operating results. These measures are not in accordance with, or an alternative for, U.S. GAAP and may be different from non-GAAP measures reported by other companies. The company believes that its presentation of non-GAAP measures, such as EBITDA, EBITDA margin, adjusted net income, and adjusted EPS, provides useful information to management and investors regarding certain financial and business trends relating to its financial condition and results of operations. In addition, the company’s management uses these measures for reviewing the financial results of the company and for budgeting and planning purposes.

EBITDA

Table 5 below sets forth a reconciliation of net income to EBITDA based on our historical results:

Table 5

	Three Months Ended June 30,		Change %	Year-to-Date June 30,		Change %
	2012	2011		2012	2011
	(in thousands)			(in thousands)
Net Income	$73,331	$65,577	11.8%	$147,932	$131,453	12.5%
Depreciation and amortization of fixed and intangible assets	25,277	19,732	28.1%	45,508	39,492	15.2%
Interest expense	17,377	14,885	16.7%	33,762	24,500	37.8%
Provision for income taxes	47,820	43,471	10.0%	96,230	87,649	9.8%

EBITDA	$163,805	$143,665	14.0%	$323,432	$283,094	14.2%

EBITDA is a financial measure that management uses to evaluate the performance of our segments. In all periods shown here and going forward, the company defines “EBITDA” as net income before interest expense, income taxes, and depreciation and amortization of fixed and intangible assets. In previous periods, this measure also excluded investment income and realized gain on securities, net.

Although EBITDA is frequently used by securities analysts, lenders, and others in their evaluation of companies, EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of our statement of cash flow reported under U.S. GAAP. Management uses EBITDA in conjunction with traditional U.S. GAAP operating performance measures as part of its overall assessment of company performance. Some of these limitations are as follows:

•	EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments.

•	EBITDA does not reflect changes in, or cash requirement for, our working capital needs.

•

Although depreciation and amortization are noncash charges, the assets being depreciated and amortized often will have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements.

•	Other companies in our industry may calculate EBITDA differently than we do, limiting the usefulness of their calculations as comparative measures.

Attached Financial Statements

Please refer to the full Form 10-Q filing for the complete financial statements and related notes.

VERISK ANALYTICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

As of June 30, 2012 (Unaudited) and December 31, 2011

	2012
	unaudited	2011
	(In thousands, except for share and per share data)
ASSETS
Current assets:
Cash and cash equivalents	$97,198	$191,603
Available-for-sale securities	4,782	5,066
Accounts receivable, net of allowance for doubtful accounts as of June 30, 2012 and December 31, 2011 of $4,088 and $4,158, respectively	173,607	153,339
Prepaid expenses	28,492	21,905
Deferred income taxes, net	15,613	3,818
Federal and foreign income taxes receivable	27,705	25,242
State and local income taxes receivable	3,638	11,433
Other current assets	46,460	41,248

Total current assets	397,495	453,654
Noncurrent assets:
Fixed assets, net	133,731	119,411
Intangible assets, net	363,555	226,424
Goodwill	934,762	709,944
Deferred income taxes, net	—	10,480
Other assets	23,800	21,193

Total assets	$1,853,343	$1,541,106

LIABILITIES AND STOCKHOLDERS’ EQUITY/(DEFICIT)
Current liabilities:
Accounts payable and accrued liabilities	$153,684	$162,992
Acquisition related liabilities	—	250
Short-term debt and current portion of long-term debt	201,783	5,554
Pension and postretirement benefits, current	2,912	4,012
Fees received in advance	253,880	176,842

Total current liabilities	612,259	349,650
Noncurrent liabilities:
Long-term debt	1,054,395	1,100,332
Pension benefits	24,997	109,161
Postretirement benefits	10,624	18,587
Deferred income taxes, net	41,880	—
Other liabilities	62,506	61,866

Total liabilities	1,806,661	1,639,596
Commitments and contingencies
Stockholders’ equity/(deficit):
Common stock, $.001 par value; 1,200,000,000 shares authorized; 544,003,038 shares issued and 165,721,412 and 164,285,227 outstanding as of June 30, 2012 and December 31, 2011, respectively	137	137
Unearned KSOP contributions	(591)	(691)
Additional paid-in capital	963,052	874,808
Treasury stock, at cost, 378,281,626 and 379,717,811 shares as of June 30, 2012 and December 31, 2011, respectively	(1,563,079)	(1,471,042)
Retained earnings	724,517	576,585
Accumulated other comprehensive losses	(77,354)	(78,287)

Total stockholders’ equity/(deficit)	46,682	(98,490)

Total liabilities and stockholders’ equity/(deficit)	$1,853,343	$1,541,106

VERISK ANALYTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

For the Three Months and Six Months Ended June 30, 2012 and 2011

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(In thousands, except for share and per share data)
Revenues	$373,226	$327,280	$719,727	$640,149
Expenses:
Cost of revenues (exclusive of items shown separately below)	147,074	131,185	280,404	255,741
Selling, general and administrative	62,473	55,909	116,452	105,165
Depreciation and amortization of fixed assets	13,090	10,855	24,734	22,160
Amortization of intangible assets	12,187	8,877	20,774	17,332
Acquisition related liabilities adjustment	—	(3,364)	—	(3,364)

Total expenses	234,824	203,462	442,364	397,034

Operating income	138,402	123,818	277,363	243,115
Other income/(expense):
Investment income/(loss)	156	(10)	261	—
Realized (loss)/gain on securities, net	(30)	125	300	487
Interest expense	(17,377)	(14,885)	(33,762)	(24,500)

Total other expense, net	(17,251)	(14,770)	(33,201)	(24,013)

Income before income taxes	121,151	109,048	244,162	219,102
Provision for income taxes	(47,820)	(43,471)	(96,230)	(87,649)

Net income	$73,331	$65,577	$147,932	$131,453

Basic net income per share	$0.44	$0.39	$0.89	$0.78

Diluted net income per share	$0.43	$0.38	$0.86	$0.75

Weighted average shares outstanding:
Basic	165,946,009	166,960,806	165,391,500	167,995,517

Diluted	171,901,349	174,634,046	171,626,084	175,799,120

VERISK ANALYTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

For the Six Months Ended June 30, 2012 and 2011

	2012	2011
	(In thousands)
Cash flows from operating activities:
Net income	$147,932	$131,453
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of fixed assets	24,734	22,160
Amortization of intangible assets	20,774	17,332
Amortization of debt issuance costs and original issue discount	1,096	754
Allowance for doubtful accounts	461	557
KSOP compensation expense	6,186	6,408
Stock based compensation	13,653	12,331
Noncash charges associated with performance-based appreciation awards	—	583
Acquisition related liabilities adjustment	—	(3,364)
Realized gain on securities, net	(300)	(487)
Deferred income taxes	(535)	1,660
Loss on disposal of assets	21	221
Excess tax benefits from exercised stock options	(31,624)	(5,470)
Other operating	(18)	30
Changes in assets and liabilities, net of effects from acquisitions:
Accounts receivable	(13,652)	(16,979)
Prepaid expenses and other assets	4,289	(8,082)
Federal and foreign income taxes	51,957	7,703
State and local income taxes	7,972	(140)
Accounts payable and accrued liabilities	(24,124)	(15,190)
Fees received in advance	77,038	50,520
Pension and postretirement benefits	(90,808)	(9,747)
Other liabilities	(7,617)	(5,166)

Net cash provided by operating activities	187,435	187,087
Cash flows from investing activities:
Acquisitions, net of cash acquired for 2012 and 2011 of $29,387 and $590, respectively	(331,330)	(121,721)
Purchase of non-controlling equity investment in non-public companies	(2,000)	—
Earnout payments	(250)	(3,500)
Escrow funding associated with acquisitions	(17,000)	(19,560)
Purchases of fixed assets	(36,532)	(28,171)
Purchases of available-for-sale securities	(1,128)	(1,338)
Proceeds from sales and maturities of available-for-sale securities	1,203	1,704

Net cash used in investing activities	(387,037)	(172,586)
Cash flows from financing activities:
Proceeds from issuance of long-term debt, net of original issue discount	—	448,956
Repayment of current portion of long-term debt	—	(50,000)
Repayment of short-term debt refinanced on a long-term basis	—	(295,000)
Proceeds/(repayments) of short-term debt, net	150,000	72,919
Payment of debt issuance costs	—	(4,434)
Repurchase of Class A common stock	(106,305)	(214,021)
Proceeds from stock options exercised	33,453	18,032
Excess tax benefits from exercised stock options	31,624	5,470
Other financing, net	(3,441)	—

Net cash provided by/(used in) financing activities	105,331	(18,078)

Effect of exchange rate changes	(134)	573

Decrease in cash and cash equivalents	(94,405)	(3,004)
Cash and cash equivalents, beginning of period	191,603	54,974

Cash and cash equivalents, end of period	$97,198	$51,970

Supplemental disclosures:
Taxes paid	$37,736	$80,924

Interest paid	$26,619	$17,997

Noncash investing and financing activities:
Repurchase of Class A common stock included in accounts payable and accrued liabilities	$1,936	$5,292

Deferred tax liability established on date of acquisition	$40,358	$1,280

Capital lease obligations	$3,043	$8,013

Capital expenditures included in accounts payable and accrued liabilities	$1,864	$307